                CERTIFICATE OF DESIGNATIONS, PREFERENCES, AND
             RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL
                RIGHTS OF PREFERRED STOCK AND QUALIFICATIONS,
                    LIMITATIONS AND RESTRICTIONS THEREOF
                                     OF
             REDEEMABLE EXCHANGEABLE CUMULATIVE PREFERRED STOCK
                                     OF
                        AFTERMARKET TECHNOLOGY CORP.

                       ______________________________

                       Pursuant to Section 151 of the
              General Corporation Law of the State of Delaware
                       ______________________________


     Aftermarket Technology Corp., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in Article IV of its Certificate of Incorporation, and in accordance with the provisions of
Section 151 of the General Corporation Law of the State of Delaware, its
Board of Directors, by unanimous written consent of the Board of Directors dated as of December 13, 1996, adopted the following resolution creating a series of its Preferred Stock, par value $0.01 per share, designated as Redeemable Exchangeable Cumulative Preferred Stock:

     WHEREAS, in connection with the future merger of Aftermarket Technology Holdings Corp., a Delaware corporation and the Corporation's parent ("Holdings"), with and into the Corporation with the Corporation as the surviving corporation (the "Merger"), each outstanding share of preferred stock of Holdings will be converted into one share of preferred stock of the Corporation; and

     WHEREAS, the Certificate of Incorporation of the Corporation authorizes a class of shares known as Preferred Stock, par value $0.01 per share, to be issuable from time to time in one or more series;

     RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation, the Board hereby creates a series of the class of authorized Preferred Stock of the Corporation, and hereby fixes the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof as follows:

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     1.  DESIGNATION, ISSUANCE AND STATED VALUE.  The designation of the series of Preferred Stock authorized by this resolution shall be "Redeemable Exchangeable Cumulative Preferred Stock" (the "Redeemable Preferred Stock"). The number of shares of Redeemable Preferred Stock issuable hereunder shall be 200,000. The shares of Redeemable Preferred Stock shall be issued by the Corporation in such amounts, at such times and to such persons as shall be specified by the Corporation's Board of Directors, from time to time. For the purposes hereof, the "Stated Value" of each share of Redeemable Preferred Stock (regardless of its par value) shall be $100 plus an amount equal to the accrued but unpaid dividends with respect to a share of Redeemable Exchange Cumulative Preferred Stock, par value $0.01 per share, of Holdings as of the effective date of the Merger, which Stated Value shall be proportionately increased or decreased for any stock consolidation or stock split, respectively, of the outstanding shares of Redeemable Preferred Stock.

     2. RANK. The Redeemable Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank junior to all classes and series of stock of the Corporation now or hereafter authorized, issued or outstanding (collectively, the "Senior Securities") other than the Corporation's "Junior Securities." For the purposes hereof, "Junior Securities" means all series and classes of common stock, $.01 par value per share (the "Common Stock"), of the Corporation, and such classes or series of stock of the Corporation as shall be designated as junior to the Redeemable Preferred Stock. The Corporation shall not issue any series or class of stock ranking senior to the Redeemable Preferred Stock without the affirmative vote of a majority of the outstanding shares of Redeemable Preferred Stock.

     3.  DIVIDENDS.

         (a) AMOUNT. On the last business day of June in each calendar year (the "Dividend Accrual Date"), the holder of record of each share of the Redeemable Preferred Stock as their names appear in the stock register of the Corporation on such date shall become entitled to receive (when, as and if declared by the Board of Directors of the Corporation) a dividend (the "Annual Dividend") equal to the sum of (i) ten percent (10%) of the Stated Value of such share (pro-rated for any portion of a full year that such share shall have been issued and outstanding) plus (ii) ten percent (10%) of the Unpaid Dividend Amount (as defined below) as of the previous Dividend Accrual Date. The Unpaid Dividend Amount with respect to each share of the Redeemable Preferred Stock shall be equal to the aggregate of all Annual Dividends that the holder of such share shall have theretofore become entitled to receive for such share but that shall not have been declared and paid by the Board of Directors of the Corporation.

         (b) ACCUMULATION AND TIME OF PAYMENT. Dividends on each share of the Redeemable Preferred Stock shall be cumulative and shall accrue from day to day, whether or not earned or declared, commencing with the date of issue of such share. Dividends shall be payable annually, when, as and if declared by the Board of Directors of the Corporation.

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

         (c) PAYMENT OF ACCUMULATED DIVIDENDS. Accumulated dividends not paid on prior Dividend Accrual Dates may be declared by the Board of Directors and paid to the holders of record of outstanding shares of Redeemable Preferred Stock as their names shall appear on the stock register of the Corporation on a record date to be established by the Board of Directors, which record date shall be not more than sixty (60) nor less than thirty (30) days preceding the date of payment, whether or not such date is a Dividend Accrual Date. Holders of outstanding shares of Redeemable Preferred Stock shall not be entitled to receive any dividends in excess of the full cumulative dividends to which such holders are entitled as provided in this
Section 3.

         (d) RESTRICTIONS ON PAYMENT OF DIVIDENDS. Notwithstanding anything contained herein to the contrary, no dividends on shares of Redeemable Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation: (i) unless, prior to or concurrently with such declaration, payment or setting apart, all accrued and unpaid dividends, if any, on shares of Senior Securities shall have been paid or declared and set apart for payment through the dividend payment period with respect to such Senior Securities which next precedes or coincides with the Dividend Accrual Date; or (ii) at such time as such declaration, payment or setting apart is prohibited by the Delaware General Corporation Law (the "DGCL"); or (iii) at such time as the terms and provisions of any contract or other agreement of the Corporation or any of its subsidiaries entered into or assumed providing financing (including acquisition financing) or working capital to the Corporation or any of its subsidiaries (whether or not entered into prior to, at or after the issuance of the Redeemable Preferred Stock), specifically prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder.

     4. RESTRICTIONS ON JUNIOR PAYMENTS. So long as any shares of Redeemable Preferred Stock are outstanding, the Corporation shall not (a) declare, pay or set apart for payment any dividend on, or make any distribution in respect of, Junior Securities or any warrants, rights, calls or options exercisable or convertible into any Junior Securities, either directly or indirectly, whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends solely in the form of a particular class or series of Junior Securities, or warrants, rights or options exercisable for such Junior Securities, to holders of such Junior Securities), (b) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption, retirement or other acquisition for value of any of, or redeem, purchase, retire or otherwise acquire for value any of, the Junior Securities (other than as a result of a reclassification of Junior Securities or the exchange or conversion of one class or series of Junior Securities for or into another class or series of Junior Securities) or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, or (c) permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase, redeem, retire or otherwise acquire for value any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any Junior Securities; PROVIDED, HOWEVER, that the restrictions of this Section 4 may be waived by the affirmative vote of a majority of the

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outstanding shares of Redeemable Preferred Stock; PROVIDED FURTHER, HOWEVER,
that the restrictions of this Section 4 shall not apply to the repurchase or redemption of shares of Common Stock or Redeemable Preferred Stock under that certain Stockholders Agreement dated as of July 18, 1994 among Holdings and certain of its stockholders, optionholders and warrantholders, to which the Corporation will become a party at the effective time of the Merger, as the same may be supplemented, amended or otherwise modified from time to time,
(i) out of the net cash proceeds derived by the Corporation out of a prior or substantially contemporaneous issuance of Junior Securities or (ii) for an aggregate purchase price not to exceed the lesser of (A) 25% of the net income of Holdings and its subsidiaries for the period commencing July 1, 1994 through the effective time of the Merger plus 25% of the net income of the Corporation and its subsidiaries for the period commencing at the effective time of the Merger through the date of determination, in each case determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied for such periods, and (B) $1,000,000.

     5.  LIQUIDATION PREFERENCE.

         (a) THE LIQUIDATION PREFERENCE. In the event of any voluntary or involuntary liquidation, dissolution or winding up the affairs of the Corporation, the holders of shares of Redeemable Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital or surplus and whether or not any dividends are declared, an amount equal to the Stated Value for each share outstanding plus an amount equal to all accrued but unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up (the "Liquidation Preference"), before any payment shall be made or any assets distributed to the holders of Junior Securities. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Redeemable Preferred Stock and any series of preferred stock or any other class of stock on a parity, as to rights on liquidation, dissolution or winding up, with the Redeemable Preferred Stock, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount that would be payable on such distribution if the amounts to which the holders of outstanding shares of Redeemable Preferred Stock and the holders of outstanding shares of such other securities are entitled were paid in full. Nothing herein contained shall be deemed to prevent redemption of shares of the Redeemable Preferred Stock by the Corporation in the manner provided in Section 6. The liquidation payment with respect to each outstanding fractional share of Redeemable Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Redeemable Preferred Stock. All payments for which this Section 5 provides shall be in cash, property (valued at its fair market value, as determined by an independent nationally recognized investment banking firm) or a combination thereof; PROVIDED, HOWEVER, that no cash shall be paid to holders of Junior Securities unless each holder of the outstanding shares of Redeemable Preferred Stock has been paid in cash the full amount of the Liquidation Preference to which such holder is entitled as provided herein. After payment of the full amount of the Liquidation Preference to which each holder is entitled, such holders of shares

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

of Redeemable Preferred Stock will not be entitled to any further participation in any distribution of the assets of the Corporation.

         (b)  EVENTS NOT CONSTITUTING LIQUIDATION.  For the purposes of this
Section 5, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into any other corporation shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

     6.  REDEMPTION.

         (a)  OPTIONAL REDEMPTION.  Subject to the restrictions set forth in
Section 6(c) hereof, the Corporation may, at the option of the Board of Directors, at any time or from time to time, in whole or in part, redeem the shares of Redeemable Preferred Stock at the time outstanding, at a redemption price equal to the Stated Value per share, together with an amount equal to accrued and unpaid dividends thereon to the date fixed for such redemption.

         (b) MANNER OF REDEMPTION. No prior notice of redemption of outstanding shares of Redeemable Preferred Stock pursuant to Section 6(a) to the holders of record of outstanding shares of Redeemable Preferred Stock selected for redemption shall be required. If, as a result of a redemption, a holder would be left with a fraction of a share of Redeemable Preferred Stock, the Corporation shall redeem the number of shares of such holder that it otherwise would redeem rounded up or down, in the Corporation's sole discretion, to the nearest whole number.

         (c) RESTRICTIONS ON REDEMPTIONS. No shares of Redeemable Preferred Stock shall be redeemed in whole or part under Sections 6(a) or 6(b) hereof:
(i) at any time that such redemption is prohibited by the DGCL; (ii) at any time that the terms and provisions of any contract or other agreement of the Corporation or any of its subsidiaries entered into or assumed providing financing (including acquisition financing) or working capital to the Corporation or any of its subsidiaries (whether or not entered into prior to, at or after the issuance of the Redeemable Preferred Stock), specifically prohibits such redemption or provides that such redemption would constitute a breach thereof or a default thereunder; (iii) unless, prior to or concurrently with such redemption, all unpaid and accrued dividends on Senior Securities for dividend periods preceding or ending on the redemption date have been paid in full or have been declared and set aside for payment in full; or (iv) at any time that the Corporation shall be in default in respect of any of its redemption obligations on or under Senior Securities.

         (d) PRIORITY AS TO JUNIOR SECURITIES. The Corporation shall take no action that would otherwise require the Corporation to redeem any outstanding shares of Redeemable Preferred Stock pursuant to Section 6(a) hereof (each a "Redemption Obligation")

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if at such time the Corporation is unable to discharge its Redemption
Obligation; PROVIDED, HOWEVER, that if the Corporation fails to discharge any Redemption Obligation (without regard as to the circumstances pursuant to which such Redemption Obligation arose), (x) the Redemption Obligation shall be discharged as soon as the Corporation is able to discharge such Redemption Obligation, and (y) so long as such Redemption Obligation shall be outstanding but shall not be fully discharged, the Corporation shall not (i) declare, pay or set apart for payment any dividend on, or make any distribution in respect of, the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, either directly or indirectly, whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends of a particular class or series of Junior Securities, or warrants, rights or options exercisable for such Junior Securities, to holders of such Junior Securities), or (ii) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption, retirement or other acquisition for value of any of, or redeem, purchase, retire or otherwise acquire for value any of, the Junior Securities (other than as a result of a reclassification of Junior Securities or the exchange or conversion of one class or series of Junior Securities for or into another class or series of Junior Securities, other than through the use of the proceeds of a substantially contemporaneous sale of other Junior Securities) or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, or (iii) permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase, redeem, retire or otherwise acquire for value any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities. Notwithstanding the immediately preceding sentence, the restrictions of this Section 6(d) shall not apply to the repurchase or redemption of shares of the Corporation's capital stock in accordance with Section 4 hereof.

     7. EXCHANGE. The Redeemable Preferred Stock is exchangeable to the extent of funds legally available for the redemption thereof on the date of exchange, at the sole option of the Corporation, in whole or in part from time to time, on or after January 1, 1995, for the Corporation's Subordinated Exchange Debentures due July 31, 2006 (the "Exchange Debentures"). The Exchange Debentures shall be issued pursuant to an indenture, the form of which shall have been approved by the Corporation and the holders of a majority of the then outstanding shares of Redeemable Preferred Stock. Holders of the outstanding shares of Redeemable Preferred Stock will be entitled to receive $100.00 principal amount of the Exchange Debentures in exchange for each share of Redeemable Preferred Stock held by them at the time of exchange and, at the option of the Corporation, cash or such principal amount of the Exchange Debentures equal to all accrued but unpaid dividend amounts at the time of the exchange. Such holders may receive Exchange Debentures in amounts less than $100.00 as may be necessary due to the issuance of fractional shares of Redeemable Preferred Stock. The Corporation will cause the Exchange Debentures to be authenticated as of the date on which the exchange is effective and dated the Dividend Accrual Date that coincides with the date of exchange.

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     8.  PROCEDURE FOR REDEMPTION OR EXCHANGE.

         (a) SELECTION. In the event that fewer than all of the outstanding shares of Redeemable Preferred Stock are to be redeemed or exchanged pursuant to Section 6 or 7 hereof, the number of shares to be redeemed or exchanged, shall be determined by the Board of Directors at its sole option and shall be redeemed or exchanged pro rata among all holders of the Redeemable Preferred Stock.

         (b) NOTICE. If the Corporation exchanges shares of Redeemable Preferred Stock, notice of every exchange of shares of Redeemable Preferred Stock shall be mailed by first class mail, postage prepaid, not less than thirty (30) days nor more than sixty (60) days prior to the exchange date addressed to the holders of record of the shares to be exchanged at their respective last addresses as they shall appear on the books of the Corporation; PROVIDED, HOWEVER, that the failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the exchange of any shares so to be exchanged except as to the holder to whom the Corporation has failed to give such notice or except as to the holder to whom such notice was defective. Each such notice shall state: (i) the exchange date; (ii) that shares of Redeemable Preferred Stock are to be exchanged and, if less than all the shares held by such holder are to be exchanged, the number of such shares to be exchanged; (iii) the exchange price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the exchange price; and (v) that dividends on the shares to be exchanged will cease to accrue on such redemption date.

         (c) EFFECT OF REDEMPTION OR EXCHANGE. From and after the redemption date or as of the exchange date, dividends on the shares of Redeemable Preferred Stock so called for redemption or exchange shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall be retired and shall have the status of authorized but unissued shares of preferred stock, unclassified as to series, and shall not be reissued as shares of Redeemable Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price as provided in Section 6 or the Exchange Debentures upon exchange and any accrued and unpaid dividends, in cash or Exchange Debentures as provided in Section 7) shall cease and terminate. In the event of redemption, if prior to the date of redemption all said funds necessary for such redemption shall have been irrevocably deposited in trust, for the account of the holders of the shares of the Redeemable Preferred Stock to be redeemed (and so as to be and continue to be available therefor), with a bank or trust company thereupon and without awaiting the redemption date, all shares of the Redeemable Preferred Stock with respect to which such deposit shall have been so made, shall be deemed to be no longer outstanding and all rights with respect to such shares of the Redeemable Preferred Stock shall forthwith upon such deposit in trust cease and terminate (except the right of the holders thereof on or after the redemption date to receive from such deposit the amount payable upon the redemption). In case the holders of shares of the Redeemable Preferred Stock that shall have been called for redemption shall not within two years (or any longer period if required by law) after the redemption date claim any amount so deposited in trust for the redemption of such shares, such

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bank or trust company shall, upon demand and if permitted by applicable law, pay over to the Corporation any such unclaimed amount so deposited with it and shall thereupon be relieved of all responsibility in respect thereof, and thereafter the holders of such shares shall, subject to applicable escheat laws, look only to the Corporation for payment of the redemption price thereof. Upon surrender of the certificates for any shares so redeemed or exchanged (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require), the redemption price provided in Section 6 or the Exchange Debentures and any cash to be delivered by the Corporation pursuant to Section 6 shall be delivered to the registered holder of such certificates. In case fewer than all the shares represented by any such certificate are redeemed or exchanged, a new certificate shall be issued representing the unredeemed or unexchanged shares without cost to the holder thereof.

     9. VOTING RIGHTS. Except as specifically set forth herein or in the DGCL, the holders of shares of Redeemable Preferred Stock shall not be entitled to any voting rights with respect to any matters voted upon by stockholders of the Corporation.

     10. SECTION HEADINGS. Section headings are for convenience of reference only and shall not constitute a part of this Certificate or be referred to in connection with the interpretation or construction hereof.





























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     IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed, signed and acknowledged by Mark C. Hardy, its Vice President, and to be attested by John C. Kent, its Secretary, this 13th day of December, 1996.

                                                   /s/  MARK C. HARDY
                                         -------------------------------------
                                              Mark C. Hardy, Vice President

Attest:  /s/  JOHN C. KENT
-------------------------------------
      John C. Kent, Secretary


























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